Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

THE REGULATORY COMMISSION OF ALASKA APPROVES CAP ROCK HOLDING
CORPORATION’S ACQUISITION OF SEMCO ENERGY, INC.

PORT HURON, MI, OCTOBER 10, 2007 – SEMCO ENERGY, Inc. (NYSE:SEN) announced today that Cap Rock Holding Corporation received a final order granting regulatory approval from the Regulatory Commission of Alaska (RCA) required for its acquisition of SEMCO ENERGY.  With this action, all shareholder and required regulatory approvals for the proposed transaction have been obtained.  The closing of the transaction, which remains subject to contractual conditions applicable to both SEMCO ENERGY and Cap Rock, is expected to occur in early November 2007.
“We are pleased to have completed the regulatory review process and look forward to closing the transaction in the early-November timeframe,” said Donald W. Thomason, Chairman of the Board of Directors of SEMCO ENERGY.

George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO ENERGY, said, “The RCA thoroughly reviewed the proposed share exchange, and I am very pleased that it found the proposed transaction to be in the public interest.”
SEMCO ENERGY shareholders will be mailed information detailing the process and timeline for redeeming their stock certificates following the closing.

About SEMCO ENERGY, Inc.
SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

ABOUT CAP ROCK HOLDING CORPORATION
Cap Rock Holding Corporation, through its regulated subsidiary Cap Rock Energy Corporation, transmits and distributes power to residential and commercial customers in 28 counties in the State of Texas. Cap Rock owns no generation facilities and instead purchases power wholesale through long-term power supply contracts.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.